Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES FIRST QUARTER FISCAL 2011 RESULTS
First Quarter Diluted Earnings Per Share Improved $0.17 to $0.07 on 33% More Shares
Gross Margin Improved 340 Basis Points to 36.8%
Funded Debt Decreased 41% or $19.0 Million to $27.8 Million

NELSONVILLE, Ohio, April 26, 2011 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2011.

First quarter 2011 net income improved to $0.5 million, or $0.07 per diluted share versus a net loss of $0.6 million, or ($0.10) per diluted share in the year ago period.  The earnings per share improvement was attained even with 1.9 million  more weighted average common shares outstanding, an increase of 33.5% shares outstanding, as a result of the Company's follow-on common stock offering in May 2010.  Gross margin improved 340 basis points to 36.8% compared to 33.4% last year.  Net sales were $52.3 million for the first quarter versus net sales of $56.1 million in the first quarter of 2010, due to reduced sales under military contracts.

Mike Brooks, Chairman and Chief Executive Officer, commented, “Our sales and marketing strategies continued to drive solid gains for our company owned brands in the wholesale channel.  Consumer demand for our new product lines has been very positive and helped to partially offset the expected sales decline in our military segment and replace the Dickies licensed business which, as previously announced last year, ceased as of the end of 2010.  At the same time, our retail segment delivered an improved operating performance as a result of the ongoing migration to more web based transactions. The combination of higher margin sales, our improved operating platform, and significantly lower interest expense, which is the result of our May 2010 stock offering and our October 2010 new credit facility, allowed us to report our first profitable first quarter in three years.  We expect these trends will continue to fuel improved year over year earnings during the remaining quarters of 2011.”

First Quarter Review
Net sales for the first quarter were $52.3 million compared to $56.1 million a year ago.  Wholesale sales for the first quarter increased 5.0% to $39.8 million compared to $37.9 million for the same period in 2010.  The increase in wholesale sales was primarily driven by growth in our company-owned Work and Hunting brands which more than offset the $1.7 million decline of our Dickies licensed business.  Retail sales for the first quarter were $11.7 million compared to $12.9 million for the same period last year.  The modest decline in retail sales was the result of the ongoing transition to more Internet driven transactions and the decision to remove a portion of our Lehigh mobile stores from operations to help lower costs.  Military segment sales for the first quarter decreased $4.4 million to $0.8 million compared to $5.2 million in the same period in 2010.

Gross margin in the first quarter of 2011 improved to $19.3 million, or 36.8% of sales, compared to $18.8 million, or 33.4% of sales, for the same period last year.  The 340 basis point improvement in gross margin as a percentage of sales was primarily attributable to the decrease in sales in our military segment which carry lower gross margins than our retail and wholesale segments coupled with higher average selling prices.  In addition, we benefited from the higher sales mix of company owned brands, which carry higher gross margins than licensed brands.

Selling, general and administrative (SG&A) expenses were $18.2 million or 34.8% of sales for the first quarter of 2011 compared to $18.0 million, or 32.1% of sales a year ago.  The increase as a percentage of sales was attributable to the decrease in military segment sales which carry little to no SG&A expense.

Income from operations increased to $1.0 million, or 2.0% of net sales for the period compared to $700,000, or 1.3% of net sales, in the prior year.

Interest expense decreased 87.0% to $0.2 million for the first quarter of 2011 versus $1.6 million for the same period last year.  The decrease is attributable to reduced borrowings versus a year ago combined with lower interest rates as the result of the new $70 million revolving credit facility signed in October 2010.

The Company’s funded debt decreased 40.6% or $19.0 million to $27.8 million at March 31, 2011 versus $46.7 million at March 31, 2010.  Funded debt was reduced using proceeds from our equity offering in May 2010 and cash generated from operations.

Inventory increased 16.1% to $61.7 million at March 31, 2011 compared with $53.1 million on the same date a year ago.  The increase in inventory is primarily the result of lower than desired levels a year ago due to supply chain constraints.

Conference Call Information
The Company’s conference call to review first quarter fiscal 2011 results will be broadcast live over the internet today, Tuesday, April 26, 2011 at 4:30 pm Eastern Time.  The broadcast will be hosted at www.rockybrands.com.

About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Michelin® and Mossy Oak®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding future earnings (paragraph 3). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2010 (filed February 28, 2011). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010	March 31, 2010
	Unaudited	Audited	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$2,230,661	$4,362,531	$3,517,629
Trade receivables – net	37,459,868	47,593,807	39,994,342
Other receivables	1,010,981	911,103	1,216,568
Inventories	61,654,840	58,852,556	53,123,111
Deferred income taxes	1,218,101	1,218,101	1,475,695
Prepaid expenses	3,293,557	1,793,852	2,457,114
Total current assets	106,868,008	114,731,950	101,784,459
FIXED ASSETS – net	22,631,554	22,129,282	22,540,705
IDENTIFIED INTANGIBLES	30,512,025	30,495,485	30,519,994
OTHER ASSETS	1,548,308	1,222,712	2,817,110
TOTAL ASSETS	$161,559,895	$168,579,429	$157,662,268

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$10,368,817	$9,024,851	$8,916,985
Current maturities – long term debt	463,749	487,480	520,067
Accrued expenses:
Taxes - other	554,680	590,217	468,119
Income tax payable	-	422,229	-
Other	4,467,278	6,050,964	6,425,516
Total current liabilities	15,854,524	16,575,741	16,330,687
LONG TERM DEBT – less current maturities	27,300,087	34,608,338	46,225,039
DEFERRED INCOME TAXES	9,374,685	9,374,685	9,071,639
DEFERRED LIABILITIES	2,917,934	3,017,107	3,824,702
TOTAL LIABILITIES	55,447,230	63,575,871	75,452,067
SHAREHOLDERS' EQUITY:
Common stock, no par value; 25,000,000 shares authorized; issued and outstanding March 31, 2011 - 7,489,995; December 31, 2010 - 7,426,787; March 31, 2010 - 5,605,537	69,546,028	69,052,101	54,801,424

Accumulated other comprehensive loss	(2,755,425)	(2,828,989)	(3,127,193)
Retained earnings	39,322,062	38,780,446	30,535,970

Total shareholders' equity	106,112,665	105,003,558	82,210,201

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$161,559,895	$168,579,429	$157,662,268

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2011	2010
	Unaudited	Unaudited

NET SALES	$52,306,275	$56,078,986

COST OF GOODS SOLD	33,040,330	37,322,137

GROSS MARGIN	19,265,945	18,756,849

OPERATING EXPENSES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	18,229,351	18,024,687

INCOME FROM OPERATIONS	1,036,594	732,162

OTHER INCOME AND (EXPENSES):
Interest expense	(215,532)	(1,644,591)
Other – net	12,554	36,685
Total other - net	(202,978)	(1,607,906)

INCOME (LOSS) BEFORE INCOME TAXES	833,616	(875,744)

INCOME TAX EXPENSE (BENEFIT)	292,000	(315,000)

NET INCOME (LOSS)	$541,616	$(560,744)

INCOME (LOSS) PER SHARE
Basic	$0.07	$(0.10)
Diluted	$0.07	$(0.10)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	7,476,448	5,603,125

Diluted	7,478,611	5,603,125